SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report . . . . . . . . . . . . . . . . . . . . . . July 11, 2000

Date of Earliest Event Reported . . . . . . . . .June 30, 2000

0-17893
(Commission File Number)

TELTRONICS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation or organization)

59-2937938
(I.R.S. Employer Identification Number)

2150 WHITFIELD INDUSTRIAL WAY, SARASOTA, FLORIDA 34243
(Address of principal executive offices, including zip code)

941-753-5000
(Registrant's telephone number, including area code)

The Exhibit Index appears on page 2.

ITEM 2.           ACQUISITION OR DISPOSITION OF ASSETS.

          On June 30, 2000, Teltronics, Inc. ("Registrant"), a Delaware corporation, acquired certain equipment, inventory and intellectual property rights related to the 20-20 switching technology and associated products ("Assets") of Harris Corporation, a Delaware corporation, located in Melbourne, Florida ("Harris"), under an Asset Sale Agreement dated June 30, 2000 ("Agreement").

           Under the Agreement, the Registrant acquired the Assets and assumed on-going support obligations for certain of Harris' Communications Products Division customers in consideration for six million eight hundred eighty-four thousand three hundred fifty-five dollars and twenty-nine cents ($6,884,355.29) ("Price") paid by delivery of the Registrant's Promissory note in the principal amount of the Price bearing interest at ten and one-half percent (10.5%) per annum ("Note"). Fifty percent (50%) of the principal of the Note and accrued interest is payable on August 14, 2000. The unpaid principal balance of the Note and accrued interest is payable September 29, 2000. The Note is secured by a first lien on the Assets and a lien on the Registrant's other assets.

           There are numerous other provisions in the Agreement which are important in order to derive the full understanding of the transaction. The above summary is qualified in its entirety by reference to the text and terms and conditions of the Agreement filed as an Exhibit to this Report on Form 8-K.

ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS.

                     (a)      Financial Statements of Business Acquired.

                               (1)      At the date of this Report on Form 8-K, it is not practical for the Registrant to provide financial statements of Seller. Such financial statements will be filed as soon as reasonably practicable, but not later than sixty days after the date on which this Report on Form 8-K must be filed.

                     (b)      Pro Forma Financial Information.

                               (1)      At the date of this Report on Form 8-K, it is not practicable for Registrant to provide financial information pertaining to Seller. Such pro forma financial information will be filed as soon as reasonably practicable, but not later than sixty days after the date on which this Report on Form 8-K must be filed.

(c)	Exhibits
	10.1	Asset Sale Agreement dated June 30, 2000 by and between Teltronics, Inc. and Harris Corporation.

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SIGNATURES

           Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

TELTRONICS, INC. (Registrant)
July 11, 2000	By:	/s/ Ewen R. Cameron Ewen R. Cameron President and CEO
July 11, 2000	By:	/s/ Mark E. Scott Mark E. Scott Vice President Finance and Principal Accounting Officer

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